Exhibit 99.3

TripAdvisor and Trip.Com Group Announce Strategic Partnership

NEEDHAM, Mass. and SHANGHAI – Nov. 6, 2019 – Trip.com Group Limited (Nasdaq: TCOM) (“Trip.com Group”, formerly known as Ctrip.com International Ltd. (Nasdaq: CTRP)) and TripAdvisor, Inc. (Nasdaq: TRIP) (“TripAdvisor”) today announced a strategic partnership to expand global cooperation, including a joint venture, global content agreements and a governance agreement.

First, Ctrip Investment Holding Ltd., a subsidiary of Trip.com Group has entered into a joint venture with TripAdvisor’s subsidiary TripAdvisor Singapore Private Limited. Trip.com Group will be the majority shareholder of the new joint venture entity and will contribute cash and market expertise. TripAdvisor will own 40% of the joint venture and will contribute a long-term exclusive brand and content license and other assets of its China business. Both companies have agreed to share inventories in travel categories at the joint venture level. The joint venture will operate globally as TripAdvisor China.

Second, Trip.com Group and TripAdvisor have entered into global content agreements providing for distribution of selected TripAdvisor content on major Trip.com Group brands, including Trip.com, Ctrip, Skyscanner and Qunar.

Furthermore, Trip.com Group and TripAdvisor also entered into a Governance Agreement pursuant to which Trip.com Group will have a nomination right for one TripAdvisor, Inc. Board seat commencing upon the relevant regulatory bodies' approvals of the transaction. To maintain the Board seat, Trip.com Group shall acquire up to 6.95 million TripAdvisor shares or TripAdvisor shares valued at USD317.6 million through open market transactions within one year following regulatory approvals. TripAdvisor and its controlling shareholder Liberty TripAdvisor Holdings, Inc. (“LTRP”) have separately agreed to provide Trip.com Group with certain information rights with respect to potential transactions for the sale of TripAdvisor Class B shares or LTRP Series B shares, respectively.

The broad strategic partnership pairs Trip.com Group’s market leadership in travel booking capabilities and China travel market expertise with TripAdvisor’s unique brand strength, rich global user-generated content, and points-of-interest database, as well as best-in-class in-destination supply. The strategic partnership marks an important step for Trip.com Group to realize its globalization vision with greater quality services, and for TripAdvisor to further strengthen its position as a global travel leader.

“We are pleased to announce this strategic partnership with Trip.com Group to expand TripAdvisor’s global reach and also help outbound Chinese travelers plan more meaningful trips,” said Stephen Kaufer, president and chief executive officer, TripAdvisor. “China is one of the largest and fastest growing travel markets in the world. Trip.com Group, with its established brands and travel market leadership, is the perfect partner to help us achieve our long-term goals in the region.”

“TripAdvisor is a leading global travel platform and an ideal partner for Trip.com Group," said Jane Sun, CEO of Trip.com Group. “As we expand our footprint overseas, it is important that we offer not only seamless access to global travel inventory, but also quality reviews, opinions and pictures generated by other fellow travelers. We are very excited about this strategic partnership, which will undoubtedly further enhance the travel experience for our customers worldwide.”

About Trip.com Group

Trip.com Group Limited (Nasdaq: TCOM) is a leading one-stop travel service provider consisting of Trip.com, Ctrip, Skyscanner and Qunar. Across its platforms, Trip.com Group enables local partners and travelers around the world to make informed and cost-effective bookings for travel products and services, through aggregation of comprehensive travel-related information and resources, and an advanced transaction platform consisting of mobile apps, Internet websites, and 24/7 customer service centers. Founded in 1999 and listed on Nasdaq in 2003, Trip.com Group has become one of the largest travel companies in the world in terms of gross merchandise value.

About TripAdvisor

TripAdvisor (NASDAQ:TRIP), the world’s largest travel platform*, helps nearly 460 million travelers each month** make every trip their best trip. Travelers across the globe use the TripAdvisor site and app to browse more than 830 million reviews and opinions of 8.6 million accommodations, restaurants, experiences, airlines and cruises. Whether planning or on a trip, travelers turn to TripAdvisor to compare low prices on hotels, flights and cruises, book popular tours and attractions, as well as reserve tables at great restaurants. TripAdvisor, the ultimate travel companion, is available in 49 markets and 28 languages.

The subsidiaries and affiliates of TripAdvisor, Inc. own and operate a portfolio of websites and businesses, including the following travel media brands: www.airfarewatchdog.com, www.bokun.io, www.bookingbuddy.com, www.cruisecritic.com, www.family vacation critic.com, www.flipkey.com,www.thefork.com (including www.lafourchette.com, www.eltenedor.com, and www.restorando.com), www.holidaylettings.co.uk, www.holiday watchdog.com, www.housetrip.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.vacationhomerentals.com and www.viator.com.

*Source: Jumpshot for TripAdvisor Sites, worldwide, June 2019

** Source: TripAdvisor internal log files, average monthly unique visitors in Q3 2019

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, and TripAdvisor’s prospects as a comprehensive destination for hotels, experiences, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our executive officers with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in TripAdvisor’s filings with the SEC. As a result of such risks, uncertainties and factors, TripAdvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.